News Release

ACCO BRANDS REPORTS FOURTH QUARTER AND FULL YEAR 2022 RESULTS AND PROVIDES OUTLOOK FOR 2023

Full Year

•
Net sales were $1.95 billion, down 4 percent; comparable sales up 1 percent
•
Gained market share across multiple product categories in North America in 2022
•
Achieved quarterly sequential margin improvement in EMEA as pricing actions took hold
•
Realized double-digit sales and profit growth in the International segment
•
Generated $78 million of cash from operations; adjusted free cash flow of $78 million
•
During fourth quarter of 2022 actioned annual cost savings of $13 million from significant restructuring initiatives
•
Full year 2023 outlook anticipates margin expansion and profit growth

LAKE ZURICH, ILLINOIS, February 23, 2023 - ACCO Brands Corporation (NYSE: ACCO) today announced its fourth quarter and full year results for the period ended December 31, 2022.

"We delivered 1% comparable sales growth in 2022 as we continue to execute on our strategic transformation, including expanding our product categories, broadening our geographic reach and bringing innovative new consumer-centric products to market. This enabled us to achieve market share gains with many of our brands, including Five Star®, Kensington®, Mead®, Quartet® and AT-A-GLANCE®. These successes give us confidence that our strategy of being a more consumer, brand and technology centric company and our portfolio of strong brands will position us to deliver sustainable organic growth over the long-term” said Boris Elisman, Chairman and Chief Executive Officer of ACCO Brands.

“In 2023 our top priority is to restore our margin profile through incremental pricing actions implemented in January of 2023, the restructuring initiatives undertaken during the fourth quarter of 2022 and the additional productivity programs we will implement in 2023. We expect these actions will drive margin expansion and profit growth for the full year of 2023. With our expected continued strong cash flow in 2023, we will support our quarterly dividend, pay down debt and continue to invest in new product development and go-to-market initiatives, which we expect will better position us for future growth,” added Elisman.

Fourth Quarter Results

Net sales declined 12.4 percent to $499.4 million from $570.3 million in 2021. Adverse foreign exchange reduced sales $25.5 million, or 4.5 percent. Comparable sales fell 7.9 percent. Both reported and comparable sales declines were due to weaker sales of gaming accessories, lower inventory replenishment by our retailer customers and reduced volumes due to a deterioration in the macroeconomic environment. These more than offset global price increases.

Operating income was $35.6 million versus $63.6 million in 2021, and adjusted operating income decreased to $52.3 million from $79.1 million in the prior year. Both reported and adjusted operating income reflect the impact of lower sales volumes and higher inflation on raw materials, finished goods and transportation costs, which was partially offset by price increases, and reduced SG&A expense due to lower incentive compensation expense. Adverse foreign exchange reduced operating income by $2.2 million.

The Company reported net income of $18.8 million, or $0.20 per share, compared with prior year net income of $53.5 million, or $0.55 per share, which included $13.0 million of favorable discrete tax items. Adjusted net income was $30.5 million, or $0.32 per share, compared with $53.1 million, or $0.54 per share in 2021. The remaining declines in underlying reported net income, as well as adjusted net income were due to the items noted above in operating income.

Full Year Results

Net sales decreased 3.8 percent to $1.95 billion from $2.03 billion in 2021. The unfavorable impact of foreign exchange reduced sales by $93.9 million, or 4.6 percent. Comparable sales increased 0.8 percent. Both reported and comparable sales reflect the benefit of higher prices in all segments and strong volume growth in the International segment, partially offset by weaker sales of gaming accessories, and lower volumes in North America and EMEA due to the challenging macroeconomic environment.

Operating income was $34.8 million compared to $151.0 million in 2021, with the decline primarily due to the non-cash goodwill impairment charge of $98.7 million, partially offset by the favorable change in fair value of $28.0 million related to the PowerA contingent earnout. Adjusted operating income declined to $175.8 million from $227.9 million in 2021. The declines in both reported and adjusted operating income also reflect the impact of inflation that exceeded the benefit of price increases, and reduced volumes, partially offset by reduced SG&A expense which includes lower incentive compensation expense. Unfavorable foreign exchange reduced operating income by $6.3 million.

Net loss was $13.2 million, or ($0.14) per share, compared with net income of $101.9 million, or $1.05 per share, in 2021. The current year net loss includes $98.7 million in non-cash goodwill impairment charges, mitigated by the favorable change in fair value of the contingent earnout consideration of $20.9 million. Prior year net income also included $19.7 million of additional favorable discrete tax items, partially offset by $9.9 million of expenses related to the debt refinancing. Adjusted net income was $101.0 million, compared with $136.8 million in 2021, and adjusted earnings per share were $1.04 compared with $1.41 in 2021. The remaining declines in reported net income and adjusted net income reflect the changes noted above for adjusted operating income, partially offset by higher interest income due to higher cash balances and increased interest rates in Brazil. Interest expense was similar to the prior year.

Capital Allocation and Dividend

For the full year, the Company's cash generated by operating activities was $77.6 million versus $159.6 million in the prior year. Adjusted free cash flow in 2022 was $77.5 million, reflecting net investing activity and excluding the operating component of the contingent earnout payment. In 2022 the Company paid $28.6 million in dividends, repurchased 2.7 million shares for $19.4 million and fully paid $27.0 million related to the 2021 PowerA contingent earnout.

ACCO Brands announced on February 17, 2023, that its board of directors declared a regular quarterly cash dividend of $0.075 per share. The dividend will be paid on April 5, 2023, to stockholders of record at the close of business on March 10, 2023.

Restructuring Actions

During the fourth quarter of 2022, the Company developed restructuring plans for both its North America and EMEA operating segments, intended to expand margins through initiatives focused on improving operating efficiency and reducing cost. In the Company's North America segment, the plan is focused on consolidation of supply chain operations, SKU reduction, automating our sales support process, and sourcing optimization. In the Company's EMEA segment, the focus is on reducing redundancy and enhancing productivity in its operations, SKU reduction, and sourcing initiatives. The Company anticipates these initiatives will create operating efficiencies and improve profitability, as well as provide for future growth investments. The Company has the following expectations for the restructuring plans:

•
Targeted annualized operating profit improvement of $13 million, with the vast majority of these savings delivered in 2023
•
Total profit improvements to be realized approximately 75% through lower SG&A costs and 25% through reduced cost of goods sold
•
Pre-tax restructuring charges of approximately $7 million were recorded in the fourth quarter, primarily comprised of severance and employee related costs

In addition, the Company has implemented plans to reduce inventory levels, increase inventory turns and improve cash flow and working capital.

Business Segment Results

ACCO Brands North America – Fourth quarter segment net sales of $225.7 million decreased 16.7 percent versus the prior year's segment net sales of $271.0 million. Adverse foreign exchange reduced sales by 0.6 percent. Comparable sales of $227.3 million were down 16.1 percent. The decrease was primarily due to lower demand for gaming accessories and channel inventory destocking, more than offsetting price increases.

Fourth quarter operating income in North America was $8.9 million versus $34.2 million a year earlier, and adjusted operating income was $18.7 million compared to $41.9 million a year ago, with the decline in both primarily reflecting the impact of lower sales, reduced gross margin rates from negative fixed cost leverage and higher inflation on raw materials, finished goods and transportation costs. In addition, we incurred one-off items in the quarter of $7.8 million, reducing the margin rate by 340 basis points. We anticipate stabilization of product costs in select areas and improved ocean freight rates, which should benefit our margin profile in future periods.

For the full year, 2022 North America net sales of $998.0 million decreased 4.3 percent from $1,042.4 million in 2021, and comparable sales declined 3.9 percent. Higher sales and market share gains in many brands and product categories were more than offset by weaker demand for gaming accessories. Sales were stronger in the first half of 2022, driven by early demand for back-to-school products as retailers pulled their shipments to earlier in the year seeking to secure product for the selling season, while second half sales were challenged by both this pull forward, as well as inventory destocking and a slowdown in demand related to the macroeconomic environment.

In North America, the full year operating loss was $4.9 million versus operating income of $121.9 million in 2021. The loss was primarily due to the $98.7 million non-cash goodwill impairment charge. Adjusted operating income of $121.5 million decreased from $154.6 million in 2021. The decreases to reported operating loss/income and adjusted operating income reflect lower sales volumes and reduced gross margin from higher inflation on raw materials, finished goods and transportation costs.

ACCO Brands EMEA - Fourth quarter segment net sales of $156.0 million decreased 17.0 percent versus the prior year's segment revenue of $187.9 million. Adverse foreign exchange reduced sales by 11.7 percent. Comparable sales of $177.9 million decreased 5.3 percent versus the prior-year period. Both reported and comparable sales declines were due to lower volumes which more than offset price increases. In Europe, the current energy crisis and significant inflation have created a challenging macroeconomic environment impacting sales.

Fourth quarter operating income in EMEA was $12.7 million versus $21.6 million a year earlier, and adjusted operating income was $18.4 million compared to $24.9 million a year ago. The decreases in both reported operating income and adjusted operating income were due primarily to lower sales and reduced gross margins reflecting negative fixed cost leverage and higher costs for finished goods, raw materials and freight due to significant inflation. In the fourth quarter, EMEA’s operating margin improved on a sequential basis benefiting from pricing actions and deflation in certain product and transportation costs.

Net sales for the full year in the EMEA segment of $580.3 million decreased 12.5 percent from $662.9 million in 2021. The impact of adverse foreign exchange reduced sales $78.2 million, or 11.8 percent. Comparable sales of $658.5 million decreased $4.4 million or 0.7 percent. Both reported and comparable sales declines reflect stronger sales volumes in early 2022 driven by computer accessories and business products, offset by persistent inflation and a challenging demand environment in the second half of the year, as well as the stoppage of sales to Russia.

The EMEA segment posted full-year operating income of $21.7 million compared with operating income of $61.7 million in 2021. Adjusted operating income was $37.0 million, down from $77.2 million in 2021. The declines in both reflects the impact of lower sales volumes and reduced gross margins reflecting higher costs for finished goods, raw materials and freight due to significant inflation and negative fixed cost leverage.

ACCO Brands International - Fourth quarter segment sales of $117.7 million increased 5.7 percent versus the prior year's segment revenue of $111.4 million. Adverse foreign exchange reduced sales by 1.8 percent. Comparable sales of $119.7 million increased 7.5 percent versus the year-ago period. Both reported and comparable sales increased primarily due to price increases, more than offsetting lower volumes. Strong sales in Brazil benefited from a return to in-person education.

Fourth quarter operating income in the International segment was $22.7 million versus $20.9 million a year earlier, and adjusted operating income was $24.3 million compared to $22.9 million a year ago. The increases in both operating income and adjusted operating income were due primarily to price increases, and the strong performance in our Brazil business.

International segment sales of $369.3 million for the full year increased 15.4 percent from $320.0 million in 2021. Adverse foreign exchange reduced sales by $11.4 million. Comparable sales were $380.7 million, up 19.0 percent, due to increased volume and higher prices, primarily in Latin America from a return of in-person education and work.

Operating income of $50.5 million increased from $31.6 million in 2021. Adjusted operating income of $58.3 million increased from $40.6 million. The increases in both operating and adjusted operating income were primarily due to higher sales volumes, pricing and improved expense leverage.

Commentary and Outlook for 1Q and Full Year 2023

"Our priority in 2023 is to improve our operating profitability and free cash flow through pricing, productivity and restructuring initiatives and more efficient use of working capital. We anticipate that these actions, along with a moderating rate of inflation, will allow us to deliver margin expansion and profit and cash flow growth in 2023. We achieved comparable sales growth in 2022 and are confident in the long term sales potential of our business. Our proven business strategy, which includes geographic diversity, and our strong portfolio of brands and innovative products have us well positioned for continued long term profitable growth," added Elisman.

“While the current economic environment remains fluid, we have an experienced management team with a proven track record of navigating periods of economic uncertainties. We are also well-capitalized, with no near-term debt maturities and generate consistent free cash flow. We remain confident in our strategic transformation and believe we have taken the right actions to drive long-term shareholder value,” Elisman concluded.

The Company is providing full year 2023 and 1Q outlook. For the full year, we expect comparable sales to be down 3 percent to flat, reflecting a challenging near-term demand environment. Foreign exchange is expected to be neutral to reported revenue. Full year adjusted EPS is expected to rise 4 percent to 8 percent, to $1.08 to $1.12, approaching low double-digit growth in adjusted operating income, partially offset by higher interest and non-cash non-operating pension expenses. 2023 free cash flow is expected to grow to at least $100 million.

Our quarterly sales and profit projection for 2023 will reflect a different cadence than last year. In 2022, the Company experienced good sales growth in the first half of the year reflecting strong demand from the post-pandemic economic recovery. In addition, North America sales benefited from the pull forward of purchases by retailers to ensure product availability for back-to-school. Concerns about the economy, the war in Ukraine and related energy crisis in EMEA challenged demand and our sales in the second half of 2022. In addition, our retail customers proactively curtailed purchases in the back half of the year to aggressively reduce their inventory levels. Against these comparisons, we are projecting our sales to be down in both the first quarter and first half of 2023, with growth anticipated in the second half of the year.

In the first quarter, we expect comparable sales to decline 10 percent to 7 percent, primarily due to the timing of back-to-school shipments and lower sales of gaming accessories in North America, partially offset by higher sales in our International segment. First quarter adjusted EPS is expected to be $0.05 to $0.07 with higher gross margins offset by sales deleveraging, higher interest and non-cash, non-operating pension expenses.

Webcast

At 8:30 a.m. ET on February 24, 2023, ACCO Brands Corporation will host a conference call to discuss the Company's fourth quarter and full year 2022 results. The call will be broadcast live via webcast. The webcast can be accessed through the Investor Relations section of www.accobrands.com. The webcast will be in listen-only mode and will be available for replay following the event.

About ACCO Brands Corporation

ACCO Brands, the Home of Great Brands Built by Great People, designs, manufactures and markets consumer and end-user products that help people work, learn, play and thrive. Our widely recognized brands include AT-A-GLANCE®, Five Star®, Kensington®, Leitz®, Mead®, PowerA®, Swingline®, Tilibra® and many others. More information about ACCO Brands Corporation (NYSE: ACCO) can be found at www.accobrands.com.

Non-GAAP Financial Measures

In addition to financial results reported in accordance with generally accepted accounting principles (GAAP), we have provided certain non-GAAP financial information in this earnings release to aid investors in understanding the Company's performance. Each non-GAAP financial measure is defined and reconciled to its most closely related GAAP financial measure in the "About Non-GAAP Financial Measures" section of this earnings release.

Forward-Looking Statements

Statements contained herein, other than statements of historical fact, particularly those anticipating future financial performance, business prospects, growth, strategies, business operations and similar matters, results of operations, liquidity and financial condition, are “forward-looking statements” within the meaning of the Private Securities Litigation Reform Act of 1995. These statements are based on the beliefs and assumptions of management based on information available to us at the time such statements are made. These statements, which are generally identifiable by the use of the words “will,” “believe,” “expect,” “intend,” “anticipate,” “estimate,” “forecast,” “project,” “plan,” and similar expressions, are subject to certain risks and uncertainties, are made as of the date hereof, and we undertake no duty or obligation to update them. Because actual results may differ materially from those suggested or implied by such forward-looking statements, you should not place undue reliance on them when deciding whether to buy, sell or hold the company’s securities.

Our outlook is based on certain assumptions, which we believe to be reasonable under the circumstances. These include, without limitation, assumptions regarding the impact of the COVID-19 pandemic and the war in Ukraine; the impact of inflation and global economic uncertainties, fluctuations in foreign currency exchange rates and acquisitions; and the other factors described below.

Among the factors that could cause our actual results to differ materially from our forward-looking statements are: our ability to successfully execute our restructuring plans and realize the benefits of our productivity initiatives; our ability to obtain additional price increases and realize longer-term cost reductions; the ongoing impact of the COVID-19 pandemic; a relatively limited number of large customers account for a significant percentage of our sales; issues that influence customer and consumer discretionary spending during periods of economic uncertainty or weakness; risks associated with foreign currency exchange rate fluctuations; challenges related to the highly competitive business environment in which we operate; our ability to develop and market innovative products that meet consumer demands and to expand into new and adjacent product categories that are experiencing higher growth rates; our ability to successfully expand our business in emerging markets and the exposure to greater financial, operational, regulatory, compliance and other risks in such markets; the continued decline in the use of certain of our products; risks associated with seasonality; the sufficiency of investment returns on pension assets, risks related to actuarial assumptions, changes in government regulations and changes in the unfunded liabilities of a multi-employer pension plan; any impairment of our intangible assets; our ability to secure, protect and maintain our intellectual property rights, and our ability to license rights from major gaming console makers and video game publishers to support our gaming business; continued disruptions in the global supply chain; risks associated with inflation and other changes in the cost or availability of raw materials, transportation, labor, and other necessary supplies and services and the cost of finished goods; the continued global shortage of microchips which are needed in our gaming and computer accessories businesses; risks associated with outsourcing production of certain of our products, information technology systems and other administrative functions; the failure, inadequacy or interruption of our information technology systems or its supporting infrastructure; risks associated with a cybersecurity incident or information security breach, including that related to a disclosure of personally identifiable information; our ability to grow profitably through acquisitions; our ability to successfully integrate acquisitions and achieve the financial and other results anticipated at the time of acquisition, including planned synergies; risks associated with our indebtedness, including limitations imposed by restrictive covenants, our debt service obligations, and our ability to comply with financial ratios and tests; a change in or discontinuance of our stock repurchase program or the payment of dividends; product liability claims, recalls or regulatory actions; the impact of litigation or other legal proceedings; our failure to comply with applicable laws, rules and regulations and self-regulatory requirements, the costs of compliance and the impact of changes in such laws; our ability to attract and retain qualified personnel; the volatility of our stock price; risks associated with circumstances outside our control, including those caused by public health crises, such as the occurrence of contagious diseases like COVID-19, severe weather events, war, terrorism and other geopolitical incidents; and other risks and uncertainties described in “Part I, Item 1A. Risk Factors” in our Annual Report on Form 10-K for the year ended December 31, 2021, "Part II, Item 1A Risk Factors" in our Quarterly Report on Form 10-Q for the quarter ended September 30, 2022 and in other reports we file with the Securities and Exchange Commission.

For further information:

Christopher McGinnis	Julie McEwan
Investor Relations	Media Relations
(847) 796-4320	(937) 974-8162

ACCO Brands Corporation and Subsidiaries

Condensed Consolidated Balance Sheets

	December 31, 2022	December 31, 2021
(in millions)
Assets
Current assets:
Cash and cash equivalents	$62.2	$41.2
Accounts receivable less allowances of $26.6 and $27.6, respectively	384.1	416.1
Inventories	395.2	428.0
Other current assets	40.8	39.6
Total current assets	882.3	924.9
Total property, plant and equipment	589.2	656.4
Less: accumulated depreciation	(404.1)	(441.8)
Property, plant and equipment, net	185.1	214.6
Right of use asset, leases	88.8	105.2
Deferred income taxes	99.7	115.9
Goodwill	671.5	802.5
Identifiable intangibles, net of accumulated amortization of $380.7 and $346.1, respectively	847.0	902.2
Other non-current assets	20.3	26.0
Total assets	$2,794.7	$3,091.3
Liabilities and Stockholders' Equity
Current liabilities:
Notes payable	$10.3	$9.4
Current portion of long-term debt	49.7	33.6
Accounts payable	239.5	308.2
Accrued compensation	38.3	56.9
Accrued customer program liabilities	103.3	101.4
Lease liabilities	21.2	24.4
Current portion of contingent consideration	—	24.8
Other current liabilities	126.7	149.9
Total current liabilities	589.0	708.6
Long-term debt, net of debt issuance costs of $8.4 and $9.6, respectively	936.5	954.1
Long-term lease liabilities	75.2	89.0
Deferred income taxes	144.1	145.2
Pension and post-retirement benefit obligations	155.5	222.3
Contingent consideration	—	12.0
Other non-current liabilities	84.3	95.3
Total liabilities	1,984.6	2,226.5
Stockholders' equity:
Preferred stock, $0.01 par value, 25,000,000 shares authorized; none issued and none outstanding	—	—
Common stock, $0.01 par value, 200,000,000 shares authorized; 98,851,581 and 100,118,494 shares issued and 94,260,926 and 95,817,946 outstanding, respectively	1.0	1.0
Treasury stock, 4,590,655 and 4,300,548 shares, respectively	(43.4)	(40.9)
Paid-in capital	1,897.2	1,902.2
Accumulated other comprehensive loss	(540.3)	(535.5)
Accumulated deficit	(504.4)	(462.0)
Total stockholders' equity	810.1	864.8
Total liabilities and stockholders' equity	$2,794.7	$3,091.3

ACCO Brands Corporation and Subsidiaries

Consolidated Statements of Income (Loss) (Unaudited)

(In millions, except per share data)

	Three Months Ended December 31,			Twelve Months Ended December 31,
	2022	2021	% Change	2022	2021	% Change
Net sales	$499.4	$570.3	(12.4)%	$1,947.6	$2,025.3	(3.8)%
Cost of products sold	354.1	392.2	(9.7)%	1,395.3	1,410.4	(1.1)%
Gross profit	145.3	178.1	(18.4)%	552.3	614.9	(10.2)%
Operating costs and expenses:
Selling, general and administrative expenses	92.4	99.1	(6.8)%	376.7	392.6	(4.0)%
Amortization of intangibles	10.0	11.1	(9.9)%	41.5	46.3	(10.4)%
Restructuring charges	7.3	1.8	305.6%	9.6	6.0	60.0%
Goodwill impairment	—	—	NM	98.7	—	NM
Change in fair value of contingent consideration	—	2.5	NM	(9.0)	19.0	NM
Total operating costs and expenses	109.7	114.5	(4.2)%	517.5	463.9	11.6%
Operating income	35.6	63.6	(44.0)%	34.8	151.0	(77.0)%
Non-operating expense (income):
Interest expense	13.0	10.3	26.2%	45.6	46.3	(1.5)%
Interest income	(2.1)	(0.7)	NM	(8.3)	(1.9)	NM
Non-operating pension income	(1.3)	(2.3)	(43.5)%	(4.5)	(7.9)	(43.0)%
Other (income) expense, net	(2.7)	(0.9)	NM	(12.9)	3.1	NM
Income before income tax	28.7	57.2	(49.8)%	14.9	111.4	(86.6)%
Income tax expense	9.9	3.7	NM	28.1	9.5	NM
Net income (loss)	$18.8	$53.5	(64.9)%	$(13.2)	$101.9	NM

Per share:
Basic income (loss) per share	$0.20	$0.56	(64.3)%	$(0.14)	$1.07	NM
Diluted income (loss) per share	$0.20	$0.55	(63.6)%	$(0.14)	$1.05	NM

Weighted average number of shares outstanding:
Basic	94.5	95.8		95.3	95.5
Diluted	95.7	97.5		95.3	97.1

Cash dividends declared per common share	$0.075	$0.075		$0.300	$0.270

Statistics (as a % of Net sales, except Income tax rate)
	Three Months Ended December 31,			Twelve Months Ended December 31,
	2022	2021		2022	2021
Gross profit (Net sales, less Cost of products sold)	29.1%	31.2%		28.4%	30.4%
Selling, general and administrative expenses	18.5%	17.4%		19.3%	19.4%
Operating income	7.1%	11.2%		1.8%	7.5%
Income before income tax	5.7%	10.0%		0.8%	5.5%
Net income (loss)	3.8%	9.4%		(0.7)%	5.0%
Income tax rate	34.5%	6.5%		188.6%	8.5%

ACCO Brands Corporation and Subsidiaries

Condensed Consolidated Statements of Cash Flows (Unaudited)

	Year Ended December 31,
(in millions)	2022	2021
Operating activities
Net (loss) income	$(13.2)	$101.9
Amortization of inventory step-up	—	3.0
Payments of contingent consideration	(9.2)	—
Gain (loss) on disposal of assets	(3.6)	0.1
Deferred income tax expense (benefit)	1.3	(21.0)
Change in fair value of contingent liability	(9.0)	19.0
Depreciation	37.9	39.4
Amortization of debt issuance costs	2.7	2.8
Amortization of intangibles	41.5	46.3
Stock-based compensation	9.5	15.2
Loss on debt extinguishment	—	3.7
Non-cash charge for goodwill impairment	98.7	—
Other non-cash items	—	—
Changes in balance sheet items:
Accounts receivable	31.6	(77.6)
Inventories	23.2	(131.8)
Other assets	0.4	(1.2)
Accounts payable	(66.0)	131.2
Accrued expenses and other liabilities	(57.5)	26.3
Accrued income taxes	(10.7)	2.3
Net cash provided by operating activities	77.6	159.6
Investing activities
Additions to property, plant and equipment	(16.5)	(21.2)
Proceeds from the disposition of assets	7.2	—
Cost of acquisitions, net of cash acquired	—	15.4
Net cash used by investing activities	(9.3)	(5.8)
Financing activities
Proceeds from long-term borrowings	236.7	659.7
Repayments of long-term debt	(220.5)	(766.3)
Proceeds of notes payable, net	0.7	3.7
Payment for debt premium	—	(9.8)
Payments for debt issuance costs	(1.2)	(10.5)
Dividends paid	(28.6)	(25.8)
Payments of contingent consideration	(17.8)	(0.4)
Repurchases of common stock	(19.4)	—
Payments related to tax withholding for stock-based compensation	(2.5)	(0.9)
Proceeds from the exercise of stock options	4.3	3.1
Net cash (used) provided by financing activities	(48.3)	(147.2)
Effect of foreign exchange rate changes on cash and cash equivalents	1.0	(2.0)
Net increase in cash and cash equivalents	21.0	4.6
Cash and cash equivalents
Beginning of the period	41.2	36.6
End of the period	$62.2	$41.2

About Non-GAAP Financial Measures

We explain below how we calculate each of our non-GAAP financial measures and a reconciliation of our current period and historical non-GAAP financial measures to the most directly comparable GAAP financial measures follows.

We use our non-GAAP financial measures both to explain our results to stockholders and the investment community and in the internal evaluation and management of our business. We believe our non-GAAP financial measures provide management and investors with a more complete understanding of our underlying operational results and trends, facilitate meaningful period-to-period comparisons and enhance an overall understanding of our past and future financial performance.

Our non-GAAP financial measures exclude certain items that may have a material impact upon our reported financial results such as restructuring charges, transaction and integration expenses associated with material acquisitions, the impact of foreign currency exchange rate fluctuations and acquisitions, unusual tax items, goodwill impairment charges, and other non-recurring items that we consider to be outside of our core operations. These measures should not be considered in isolation or as a substitute for, or superior to, the directly comparable GAAP financial measures and should be read in connection with the Company’s financial statements presented in accordance with GAAP.

Our non-GAAP financial measures include the following:

Comparable Sales: Represents net sales excluding the impact of material acquisitions with current-period foreign operation sales translated at prior-year currency rates. We believe comparable sales are useful to investors and management because they reflect underlying sales and sales trends without the effect of acquisitions and fluctuations in foreign exchange rates and facilitate meaningful period-to-period comparisons. We sometimes refer to comparable sales as comparable net sales.

Adjusted Gross Profit: Represents gross profit excluding the effect of the amortization of the step-up in inventory from material acquisitions. We believe adjusted gross profit is useful to investors and management because it reflects underlying gross profit without the effect of inventory adjustments resulting from acquisitions that we consider to be outside our core operations and facilitates meaningful period-to-period comparisons.

Adjusted Selling, General and Administrative (SG&A) Expenses: Represents selling, general and administrative expenses excluding transaction and integration expenses related to material acquisitions. We believe adjusted SG&A expenses are useful to investors and management because they reflect underlying SG&A expenses without the effect of expenses related to acquiring and integrating acquisitions that we consider to be outside our core operations and facilitate meaningful period-to-period comparisons.

Adjusted Operating Income/Adjusted Income Before Taxes/Adjusted Net Income/Adjusted Net Income Per Diluted Share: Represents operating income, income before taxes, net income, and net income per diluted share excluding restructuring and goodwill impairment charges, the amortization of intangibles, the amortization of the step-up in value of inventory, the change in fair value of contingent consideration, transaction and integration expenses associated with material acquisitions, non-recurring items in interest expense or other income/expense such as expenses associated with debt refinancing, a bond redemption, or a pension curtailment, and other non-recurring items as well as all unusual and discrete income tax adjustments, including income tax related to the foregoing. We believe these adjusted non-GAAP financial measures are useful to investors and management because they reflect our underlying operating performance before items that we consider to be outside our core operations and facilitate meaningful period-to-period comparisons. Senior management’s incentive compensation is derived, in part, using adjusted operating income and adjusted net income per diluted share, which is derived from adjusted net income. We sometimes refer to adjusted net income per diluted share as adjusted earnings per share or adjusted EPS.

Adjusted Income Tax Expense/Rate: Represents income tax expense/rate excluding the tax effect of the items that have been excluded from adjusted income before taxes, unusual income tax items such as the impact of tax audits and changes in laws, significant reserves for cash repatriation, excess tax benefits/losses, and other discrete tax items. We believe our adjusted income tax expense/rate is useful to investors because it reflects our baseline income tax expense/rate before benefits/losses and other discrete items that we consider to be outside our core operations and facilitates meaningful period-to-period comparisons.

Adjusted EBITDA: Represents net income excluding the effects of depreciation, stock-based compensation expense, amortization of intangibles, the change in fair value of contingent consideration, interest expense, net, other (income) expense, net, and income tax expense, the amortization of the step-up in value of inventory, transaction and integration expenses associated with material acquisitions, restructuring and goodwill impairment charges, non-recurring items in interest expense or other income/expense such as expenses associated with debt refinancing, a bond redemption, or a pension curtailment and other non-recurring items. We believe adjusted EBITDA is useful to investors because it reflects our underlying cash profitability and adjusts for certain non-cash charges, and items that we consider to be outside our core operations and facilitates meaningful period-to-period comparisons.

Adjusted Free Cash Flow: Represents cash flow from operating activities, excluding cash payments made for contingent earnouts, less cash used for additions to property, plant and equipment, plus cash proceeds from the disposition of assets. We believe adjusted free cash flow is useful to investors because it measures our available cash flow for paying dividends, funding strategic material acquisitions, reducing debt, and repurchasing shares.

Consolidated Leverage Ratio: Represents balance sheet debt, plus debt origination costs and less any cash and cash equivalents divided by adjusted EBITDA. We believe that consolidated leverage ratio is useful to investors since the company has the ability to, and may decide to use a portion of its cash and cash equivalents to retire debt.

We also provide forward-looking non-GAAP comparable sales, adjusted earnings per share, adjusted free cash flow, adjusted EBITDA, and adjusted tax rate, and historical and forward-looking consolidated leverage ratio. We do not provide a reconciliation of these forward-looking and historical non-GAAP measures to GAAP because the GAAP financial measure is not currently available and management cannot reliably predict all the necessary components of such non-GAAP measures without unreasonable effort or expense due to the inherent difficulty of forecasting and quantifying certain amounts that are necessary for such a reconciliation, including adjustments that could be made for restructuring, integration and acquisition-related expenses, the variability of our tax rate and the impact of foreign currency fluctuation and material acquisitions, and other charges reflected in our historical results. The probable significance of each of these items is high and, based on historical experience, could be material.

ACCO Brands Corporation and Subsidiaries

Reconciliation of GAAP to Adjusted Non-GAAP Information (Unaudited)

(In millions, except per share data)

The following tables set forth a reconciliation of certain Consolidated Statements of Operations information reported in accordance with GAAP to adjusted Non-GAAP Information for the three months ended December 31, 2022 and 2021.

		Three Months Ended December 31, 2022
		SG&A	% of Sales	Operating Income	% of Sales	Income before Tax	% of Sales	Income Tax Expense (I)	Tax Rate	Net Income	% of Sales

Reported GAAP		$92.4	18.5%	$35.6	7.1%	$28.7	5.7%	$9.9	34.5%	$18.8	3.8%
Reported GAAP diluted income per share (EPS)										$0.20
Release of charge for Russia business	(A)	0.6		(0.6)		(0.6)		(0.1)		(0.5)
Restructuring charges		—		7.3		7.3		1.9		5.4
Amortization of intangibles		—		10.0		10.0		2.6		7.4
Gain on sale of property		—		—		(3.5)		(0.9)		(2.6)
Other discrete tax items	(I)	—		—		—		(2.0)		2.0
Adjusted Non-GAAP		$93.0	18.6%	$52.3	10.5%	$41.9	8.4%	$11.4	27.2%	$30.5	6.1%
Adjusted diluted income per share (Adjusted EPS)										$0.32

		Three Months Ended December 31, 2021
		SG&A	% of Sales	Operating Income	% of Sales	Income before Tax	% of Sales	Income Tax Expense (I)	Tax Rate	Net Income	% of Sales

Reported GAAP		$99.1	17.4%	$63.6	11.2%	$57.2	10.0%	$3.7	6.5%	$53.5	9.4%
Reported GAAP diluted income per share (EPS)										$0.55
Inventory step-up amortization	(C)	—		—		—		—		—
Transaction and integration expenses	(D)	(0.1)		0.1		0.1		—		0.1
Restructuring charges		—		1.8		1.8		0.2		1.6
Amortization of intangibles		—		11.1		11.1		2.0		9.1
Change in fair value of contingent consideration	(B)	—		2.5		2.5		(0.2)		2.7
Operating tax gain	(H)	—		—		(1.6)		(0.5)		(1.1)
Other						0.2		—		0.2
Other discrete tax items	(J)	—		—		—		13.0		(13.0)
Adjusted Non-GAAP		$99.0	17.4%	$79.1	13.9%	$71.3	12.5%	$18.2	25.5%	$53.1	9.3%
Adjusted diluted income per share (Adjusted EPS)										$0.54

See "Notes to Reconciliations of GAAP to Adjusted Non-GAAP Information and Net (Loss) Income to Adjusted EBITDA (Unaudited)" for further information regarding adjusted items.

ACCO Brands Corporation and Subsidiaries

Reconciliation of GAAP to Adjusted Non-GAAP Information (Unaudited)

(In millions, except per share data)

The following tables set forth a reconciliation of certain Consolidated Statements of Operations information reported in accordance with GAAP to adjusted Non-GAAP Information for the twelve months ended December 31, 2022 and 2021

		Year Ended December 31, 2022
		SG&A	% of Sales	Operating Income	% of Sales	Income before Tax	% of Sales	Income Tax Expense (I)	Tax Rate	Net (Loss) Income	% of Sales

Reported GAAP		$376.7	19.3%	$34.8	1.8%	$14.9	0.8%	$28.1	188.6%	$(13.2)	(0.7)%
Reported GAAP diluted income per share (EPS)										$(0.14)
Charge for Russia business	(A)	(0.2)		0.2		0.2		0.1		0.1
Restructuring charges		—		9.6		9.6		2.5		7.1
Goodwill impairment charge		—		98.7		98.7		—		98.7
Amortization of intangibles		—		41.5		41.5		10.9		30.6
Change in fair value of contingent consideration	(B)	—		(9.0)		(9.0)		(2.3)		(6.7)
Gain on sale of property		—		—		(3.5)		(0.9)		(2.6)
Operating tax gains	(H)	—		—		(11.2)		(3.8)		(7.4)
Other discrete tax items	(I)	—		—		—		5.6		(5.6)
Adjusted Non-GAAP		$376.5	19.3%	$175.8	9.0%	$141.2	7.2%	$40.2	28.5%	$101.0	5.2%
Adjusted diluted income per share (Adjusted EPS)										$1.04

		Year Ended December 31, 2021
		Gross Profit	% of Sales	SG&A	% of Sales	Operating Income	% of Sales	Income before Tax	% of Sales	Income Tax Expense (I)	Tax Rate	Net Income	% of Sales

Reported GAAP		$614.9	30.4%	$392.6	19.4%	$151.0	7.5%	$111.4	5.5%	$9.5	8.5%	$101.9	5.0%
Reported GAAP diluted income per share (EPS)												$1.05
Inventory step-up amortization	(C)	3.0		—		3.0		3.0		0.9		2.1
Transaction and integration expenses	(D)	—		(2.6)		2.6		2.6		0.7		1.9
Restructuring charges		—		—		6.0		6.0		1.5		4.5
Amortization of intangibles		—		—		46.3		46.3		12.6		33.7
Change in fair value of contingent consideration	(B)	—		—		19.0		19.0		4.8		14.2
Refinancing costs	(E)	—		—		—		3.7		1.0		2.7
Operating tax gains	(H)	—		—		—		(10.9)		(3.6)		(7.3)
Bond redemption	(F)	—		—		—		9.8		2.6		7.2
Pension curtailment	(G)	—		—		—		1.4		0.4		1.0
Other		—		—				0.2		—		0.2
Other discrete tax items	(I)	—		—		—		—		25.3		(25.3)
Adjusted Non-GAAP		$617.9	30.5%	$390.0	19.3%	$227.9	11.3%	$192.5	9.5%	$55.7	28.9%	$136.8	6.8%
Adjusted diluted income per share (Adjusted EPS)												$1.41

See "Notes to Reconciliations of GAAP to Adjusted Non-GAAP Information and Net (Loss) Income to Adjusted EBITDA (Unaudited)" for further information regarding adjusted items.

ACCO Brands Corporation and Subsidiaries

Reconciliation of Net (Loss) Income to Adjusted EBITDA (Unaudited)

(In millions)

The following table sets forth a reconciliation of net (loss) income reported in accordance with GAAP to Adjusted EBITDA.

		Three Months Ended December 31,			Year Ended December 31,
		2022	2021	% Change	2022	2021	% Change
Net income (loss)		$18.8	$53.5	(64.9)%	$(13.2)	$101.9	NM
Inventory step-up amortization	(C)	—	—	NM	—	3.0	(100.0)%
Transaction and integration expenses	(D)	—	0.1	(100.0)%	—	2.6	(100.0)%
Stock-based compensation		1.7	3.0	(43.3)%	9.5	15.2	(37.5)%
Depreciation		9.3	10.0	(7.0)%	37.9	39.4	(3.8)%
(Release) charge for Russia business	(A)	(0.6)	—	NM	0.2	—	NM
Amortization of intangibles		10.0	11.1	(9.9)%	41.5	46.3	(10.4)%
Restructuring charges		7.3	1.8	305.6%	9.6	6.0	60.0%
Goodwill impairment charge		—	—	NM	98.7	—	NM
Change in fair value of contingent consideration	(B)	—	2.5	(100.0)%	(9.0)	19.0	NM
Pension curtailment	(G)	—	—	NM	—	1.4	(100.0)%
Interest expense, net		10.9	9.6	13.5%	37.3	44.4	(16.0)%
Other (income) expense, net		(2.7)	(0.9)	NM	(12.9)	3.1	NM
Income tax expense		9.9	3.7	167.6%	28.1	9.5	195.8%
Adjusted EBITDA (non-GAAP)		$64.6	$94.4	(31.6)%	$227.7	$291.8	(22.0)%
Adjusted EBITDA as a % of Net Sales		12.9%	16.6%		11.7%	14.4%

See "Notes to Reconciliations of GAAP to Adjusted Non-GAAP Information and Net (Loss) Income to Adjusted EBITDA (Unaudited)" for further information regarding adjusted items.

Reconciliation of Net Cash Provided (Used) by Operating Activities to Adjusted Free Cash Flow (Unaudited)

(In millions)

The following table sets forth a reconciliation of net cash provided (used) by operating activities reported in accordance with GAAP to Adjusted Free Cash Flow.

	Three Months Ended December 31, 2022	Three Months Ended December 31, 2021	Year Ended December 31, 2022	Year Ended December 31, 2021
Net cash provided by operating activities	$87.2	$115.6	$77.6	$159.6
Net cash (used) provided by:
Additions to property, plant and equipment	(4.7)	(7.3)	(16.5)	(21.2)
Proceeds from the disposition of assets	7.0	—	7.2	—
Payments of contingent consideration	—	—	9.2	—
Adjusted free cash flow (non-GAAP)	$89.5	$108.3	$77.5	$138.4

Notes to Reconciliations of GAAP to Adjusted Non-GAAP Information and Net (Loss) Income to Adjusted EBITDA (Unaudited)

A.
Represents an impact to operating expense related to our Russia business.
B.
Represents the change in fair value of the contingent consideration for the PowerA acquisition. The change in fair value of the contingent consideration is assessed every quarter and is included as expense/income in the consolidated statements of income.
C.
Represents the amortization of step-up in the value of inventory associated with the PowerA acquisition.
D.
Represents transaction and integration expenses associated with our acquisitions.
E.
Represents the write-off of debt issuance costs and other costs associated with the Company's 2021 debt refinancing and discharge of its obligations on the senior unsecured notes due in 2024.
F.
Represents a call premium on the 2021 redemption of the senior unsecured notes due in 2024.
G.
Represents a pension curtailment related to restructuring projects.
H.
Represents certain indirect tax credits in Brazil and gains related to the release of unneeded reserves for certain operating taxes.
I.
The adjustments to income tax expense include the effects of the adjustments outlined above and discrete tax adjustments.

ACCO Brands Corporation and Subsidiaries

Supplemental Business Segment Information and Reconciliation (Unaudited)

(In millions)

	2022					2021					Changes
					Adjusted					Adjusted
		Reported		Adjusted	Operating		Reported		Adjusted	Operating			Adjusted	Adjusted
		Operating		Operating	Income		Operating		Operating	Income			Operating	Operating
	Reported	Income	Adjusted	Income	(Loss)	Reported	Income	Adjusted	Income	(Loss)	Net Sales	Net Sales	Income	Income	Margin
	Net Sales	(Loss)	Items	(Loss)	Margin	Net Sales	(Loss)	Items	(Loss)	Margin	$	%	(Loss) $	(Loss) %	Points
Q1:
ACCO Brands North America	$208.5	$13.9	$5.9	$19.8	9.5%	$188.8	$(0.7)	$11.9	$11.2	5.9%	$19.7	10.4%	$8.6	76.8%	360
ACCO Brands EMEA	156.1	5.6	3.5	9.1	5.8%	156.9	16.8	4.4	21.2	13.5%	(0.8)	(0.5)%	(12.1)	(57.1)%	(770)
ACCO Brands International	77.0	4.2	2.0	6.2	8.1%	64.8	0.6	2.5	3.1	4.8%	12.2	18.8%	3.1	100.0%	330
Corporate	—	(16.9)	4.4	(12.5)		—	(17.8)	6.9	(10.9)		—		(1.6)
Total	$441.6	$6.8	$15.8	$22.6	5.1%	$410.5	$(1.1)	$25.7	$24.6	6.0%	$31.1	7.6%	$(2.0)	(8.1)%	(90)

Q2:
ACCO Brands North America	$306.6	$50.7	$6.5	$57.2	18.7%	$295.1	$53.8	$6.1	$59.9	20.3%	$11.5	3.9%	$(2.7)	(4.5)%	(160)
ACCO Brands EMEA	137.9	(1.5)	3.6	2.1	1.5%	157.0	9.9	3.9	13.8	8.8%	(19.1)	(12.2)%	(11.7)	(84.8)%	(730)
ACCO Brands International	76.5	6.3	2.3	8.6	11.2%	65.7	2.8	2.0	4.8	7.3%	10.8	16.4%	3.8	79.2%	390
Corporate	—	(0.1)	(9.7)	(9.8)		—	(16.6)	5.3	(11.3)		—		1.5
Total	$521.0	$55.4	$2.7	$58.1	11.2%	$517.8	$49.9	$17.3	$67.2	13.0%	$3.2	0.6%	$(9.1)	(13.5)%	(180)

Q3:
ACCO Brands North America	$257.2	$(78.4)	$104.2	$25.8	10.0%	$287.5	$34.6	$7.0	$41.6	14.5%	$(30.3)	(10.5)%	$(15.8)	(38.0)%	(450)
ACCO Brands EMEA	130.3	4.9	2.5	7.4	5.7%	161.1	13.4	3.9	17.3	10.7%	(30.8)	(19.1)%	(9.9)	(57.2)%	(500)
ACCO Brands International	98.1	17.3	1.9	19.2	19.6%	78.1	7.3	2.5	9.8	12.5%	20.0	25.6%	9.4	95.9%	710
Corporate	—	(6.8)	(2.8)	(9.6)		—	(16.7)	5.0	(11.7)		—		2.1
Total	$485.6	$(63.0)	$105.8	$42.8	8.8%	$526.7	$38.6	$18.4	$57.0	10.8%	$(41.1)	(7.8)%	$(14.2)	(24.9)%	(200)

Q4:
ACCO Brands North America	$225.7	$8.9	$9.8	$18.7	8.3%	$271.0	$34.2	$7.7	$41.9	15.5%	$(45.3)	(16.7)%	$(23.2)	(55.4)%	(720)
ACCO Brands EMEA	156.0	12.7	5.7	18.4	11.8%	187.9	21.6	3.3	24.9	13.3%	(31.9)	(17.0)%	(6.5)	(26.1)%	(150)
ACCO Brands International	117.7	22.7	1.6	24.3	20.6%	111.4	20.9	2.0	22.9	20.6%	6.3	5.7%	1.4	6.1%	—
Corporate	—	(8.7)	(0.4)	(9.1)		—	(13.1)	2.5	(10.6)		—		1.5
Total	$499.4	$35.6	$16.7	$52.3	10.5%	$570.3	$63.6	$15.5	$79.1	13.9%	$(70.9)	(12.4)%	$(26.8)	(33.9)%	(340)

YTD:
ACCO Brands North America	$998.0	$(4.9)	$126.4	$121.5	12.2%	$1,042.4	$121.9	$32.7	$154.6	14.8%	$(44.4)	(4.3)%	$(33.1)	(21.4)%	(260)
ACCO Brands EMEA	580.3	21.7	15.3	37.0	6.4%	662.9	61.7	15.5	77.2	11.6%	(82.6)	(12.5)%	(40.2)	(52.1)%	(520)
ACCO Brands International	369.3	50.5	7.8	58.3	15.8%	320.0	31.6	9.0	40.6	12.7%	49.3	15.4%	17.7	43.6%	310
Corporate	—	(32.5)	(8.5)	(41.0)		—	(64.2)	19.7	(44.5)		—		3.5
Total	$1,947.6	$34.8	$141.0	$175.8	9.0%	$2,025.3	$151.0	$76.9	$227.9	11.3%	$(77.7)	(3.8)%	$(52.1)	(22.9)%	(230)

See "Notes to Reconciliations of GAAP to Adjusted Non-GAAP Information and Net (Loss) Income to Adjusted EBITDA (Unaudited)" for further information regarding adjusted items.

ACCO Brands Corporation and Subsidiaries

Supplemental Net Sales Change Analysis (Unaudited)

	% Change - Net Sales			$ Change - Net Sales (in millions)
	GAAP	Non-GAAP		GAAP	Non-GAAP
			Comparable			Comparable
	Net Sales	Currency	Net Sales	Net Sales	Currency	Net Sales	Comparable
	Change	Translation	Change	Change	Translation	Change	Net Sales
Q1 2022:
ACCO Brands North America	10.4%	— %	10.4%	$19.7	$—	$19.7	$208.5
ACCO Brands EMEA	(0.5)%	(7.9)%	7.4%	(0.8)	(12.4)	11.6	168.5
ACCO Brands International	18.8%	(3.9)%	22.7%	12.2	(2.5)	14.7	79.5
Total	7.6%	(3.6)%	11.2%	$31.1	$(14.9)	$46.0	$456.5

Q2 2022:
ACCO Brands North America	3.9%	(0.5)%	4.4%	$11.5	$(1.4)	$12.9	$308.0
ACCO Brands EMEA	(12.2)%	(12.6)%	0.4%	(19.1)	(19.8)	0.7	157.7
ACCO Brands International	16.4%	(3.7)%	20.1%	10.8	(2.4)	13.2	78.9
Total	0.6%	(4.6)%	5.2%	$3.2	$(23.6)	$26.8	$544.6

Q3 2022:
ACCO Brands North America	(10.5)%	(0.5)%	(10.0)%	$(30.3)	$(1.3)	$(29.0)	$258.5
ACCO Brands EMEA	(19.1)%	(15.0)%	(4.1)%	(30.8)	(24.1)	(6.7)	154.4
ACCO Brands International	25.6%	(5.8)%	31.4%	20.0	(4.5)	24.5	102.6
Total	(7.8)%	(5.7)%	(2.1)%	$(41.1)	$(29.9)	$(11.2)	$515.5

Q4 2022:
ACCO Brands North America	(16.7)%	(0.6)%	(16.1)%	$(45.3)	$(1.6)	$(43.7)	$227.3
ACCO Brands EMEA	(17.0)%	(11.7)%	(5.3)%	(31.9)	(21.9)	(10.0)	177.9
ACCO Brands International	5.7%	(1.8)%	7.5%	6.3	(2.0)	8.3	119.7
Total	(12.4)%	(4.5)%	(7.9)%	$(70.9)	$(25.5)	$(45.4)	$524.9

2022 YTD:
ACCO Brands North America	(4.3)%	(0.4)%	(3.9)%	$(44.4)	$(4.3)	$(40.1)	$1,002.3
ACCO Brands EMEA	(12.5)%	(11.8)%	(0.7)%	(82.6)	(78.2)	(4.4)	658.5
ACCO Brands International	15.4%	(3.6)%	19.0%	49.3	(11.4)	60.7	380.7
Total	(3.8)%	(4.6)%	0.8%	$(77.7)	$(93.9)	$16.2	$2,041.5

(A) Comparable net sales represents net sales excluding material acquisitions and with current-period foreign operation sales translated at the prior-year currency rates.